Exhibit 23.2

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS
13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1707	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the inclusion or incorporation by reference in this Registration Statement on Form S-8 of the references to our firm and of information from our firm’s reserve report dated February 10, 2015 on the oil and natural gas reserves of Mid-Con Energy Partners, LP (the “Partnership”) as of December 31, 2014 included or made a part of the Partnership’s annual report for the year ended December 31, 2014 filed on Form 10-K with the Securities and Exchange Commission on March 3, 2015.

Sincerely,

Cawley, Gillespie & Associates, Inc. Texas Registered Engineering Firm F-693

November 25, 2015

Fort Worth, Texas